Contact: John Byczkowski, FHLBank Cincinnati	NewsRelease For Immediate Release February 22, 2011

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES 2010 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the fourth quarter and year ended December 31, 2010. In 2010, the FHLBank’s financial condition remained strong. The FHLBank continued to fulfill its mission by providing readily available and favorably priced wholesale funding to its member financial institutions, supporting its commitment to affordable housing, and paying stockholders a competitive dividend on their investment in our company. Highlights include:

•	Net income for 2010 was $164 million and return on average equity (ROE) was 4.67 percent. These figures compare to net income of $268 million and ROE of 6.38 percent for 2009. Despite the reduction in net income, the ROE relative to short-term interest rates remained very favorable compared to long-term historical levels. For the fourth quarter of 2010, net income was $44 million and ROE was 4.94 percent, compared to net income of $49 million and ROE of 5.11 percent for the same period of 2009.

•	Total assets at December 31, 2010 were $71.6 billion, an increase of $0.2 billion (less than one percent) from year-end 2009. Average asset balances were $69.4 billion in 2010, a decline of 18 percent from average 2009 assets. The decline in average asset balances resulted primarily from a decrease in members’ Advance demand as their liquidity needs in 2010 remained well below the highs of late 2008 and early 2009.

•	During 2010, the FHLBank recorded a $13.6 million provision for credit losses on mortgage loans held in the $7.8 billion Mortgage Purchase Program. This provision was based on actual losses experienced of $1.5 million and an assessment of $12.1 million of additional estimated incurred losses within the portfolio. No provision for credit losses or impairment charges was required on Advances or investments.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. GAAP capital stood at $3.5 billion, or 4.92 percent of total assets, on December 31, 2010. Included in the capital figure is $438 million of retained earnings. Regulatory capital stood at $3.9 billion, or 5.43 percent of total assets, on December 31, 2010.

•	The FHLBank paid stockholders a cash dividend on December 16, 2010 at a 4.00 percent annualized rate, which was 3.71 percentage points above the fourth quarter average 3-month LIBOR. The dividend rate paid in each of the first three quarters of 2010 was 4.50 percent. The full-year average dividend paid was 4.38 percent, 4.04 percentage points above average 3-month LIBOR.

•	The FHLBank accrued $20 million during 2010 for future use in its Affordable Housing Program, continuing the trend of adding to the available funds since the inception of the program in 1990.

Operating Results and Profitability

The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were below those in 2009, but remained very favorable compared to long-term historical levels.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2010	2009	2010	2009
ROE	4.94%	5.11%	4.67%	6.38%
ROE spread to 3-month LIBOR	4.65	4.84	4.33	5.69
ROE spread to overnight Federal funds	4.75	4.99	4.49	6.22

The lower net income and ROE for 2010 resulted principally from the following factors:

•	Net income in 2009, especially in the first half of the year, benefited significantly from abnormally wide portfolio spreads earned during the financial market disruptions of 2008 and 2009 on many short-term and adjustable-rate assets indexed to LIBOR and funded with short-term Discount Notes. The FHLBank normally uses Discount Notes to fund a substantial amount of LIBOR-indexed assets. During the second half of 2009 and continuing into 2010, the spread between LIBOR and Discount Notes reverted toward long-term historical levels.

•	Total average assets decreased substantially in 2010, due to lower Advance demand as well as reduced balances in the Mortgage Purchase Program which tend to earn wider spreads than Advances.

•	Earnings generated from funding interest-earning assets with interest-free capital decreased approximately $18 million due to lower short-term interest rates in 2010 compared to 2009. For example, the benchmark 3-month LIBOR rate averaged 0.34 percent during 2010, compared to 0.69 percent in 2009.

•	A $13.6 million provision for credit losses on mortgage loans held in our Mortgage Purchase Program was recorded in 2010 to reflect actual losses, primarily realized during the latter half of the year, and the estimate of a higher level of incurred losses in the portfolio as of December 31, 2010. No provision for credit losses was recorded in 2009.

•	Net market value gains (primarily unrealized) relating to accounting for derivatives were $8 million in 2010, compared to $18 million in 2009.

These unfavorable effects on earnings were partially offset by, among other things, lower interest expense resulting from the FHLBank retiring throughout 2009 and 2010 a significant amount of relatively high-cost Consolidated Obligation Bonds before their final maturities. These actions were in response to trend declines in intermediate- and long-term interest rates.

The lower earnings in the fourth quarter of 2010 compared to the same period of 2009 primarily resulted from the lower asset balances and recognition of the loan loss provision. These were partially offset in the fourth quarter of 2010 by a sharp decrease in net amortization, increases in net interest income from rebalancing the market risk profile, and larger net market value gains on derivatives.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – composed of Advances, Letters of Credit, and the Mortgage Purchase Program – was $44.1 billion at the end of 2010 compared to $48.9 billion at year-end 2009.

The principal balance of Advances fell $5.6 billion (16 percent) from year-end 2009 to $29.5 billion at December 31, 2010. The relatively weak economic recovery brought low growth in new consumer, mortgage and commercial loans, which reduced members’ demand for Advances. From December 31, 2009 to September 30, 2010 (the most recent data period available), members’ overall loan portfolios and deposit balances were both essentially flat, each changing less than one-half percent (less than $3 billion). The FHLBank believes these trends did not materially change during the fourth quarter of 2010. In addition, significant government funding and liquidity programs continued to be available to members, which negatively impacted Advance demand in 2010 as in 2009. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in the banking system holding an extremely large amount of excess reserves. Finally, $1.8 billion of Advances were paid down by former members in 2010. At December 31, 2010, $5.8 billion of Advances outstanding were to former members. The repayment of these Advances over time could continue to constrain growth of Advance balances.

On both an absolute dollar and percentage basis, most of the decrease in Advances occurred from the FHLBank’s 10 largest borrowers. When improvements occur in economic conditions, such as expansion of members’ loan demand from a stronger economy, tightening in the Federal Reserve System’s monetary policy, or winding down of the government’s liquidity programs, the FHLBank would expect to see increases in Advance demand.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $7.7 billion at December 31, 2010, a decrease of $1.6 billion (17 percent) from year-end 2009. In 2010, the FHLBank purchased $0.9 billion of mortgage loans, while principal paydowns totaled $2.4 billion. Purchases fell short of paydowns for two reasons: 1) the volume of purchases from community financial institutions, which make up the bulk of current sellers, was less than the principal prepayments from two larger sellers who formerly sold into the program; and 2) difficulties in the housing and mortgage markets continued to negatively impact the home purchase market.

The balance of investments at December 31, 2010 was $33.3 billion, an increase of 38 percent, or $9.1 billion, from year-end 2009. Total investments included $11.7 billion of mortgage-backed securities and $21.6 billion of short-term money market instruments. Money market instruments are generally held for liquidity purposes to support members’ funding needs and to protect against the potential inability to access capital markets for debt issuances. Only one percent ($0.1 billion) of the mortgage-backed securities held were private-label mortgage-backed securities (triple-A rated), while 99 percent were issued and guaranteed by Fannie Mae, Freddie Mac or a U.S. Agency. None of the FHLBank’s investments were considered to be other-than-temporarily impaired at December 31, 2010.

Risk Exposure

The FHLBank believes that its liquidity position remained strong during 2010, as did its overall ability to fund operations through Consolidated Obligation issuances at acceptable interest costs. Market risk exposure continued to be moderate and at the end of the year was generally consistent with historical levels. As noted above, the FHLBank believes capital risk is limited. The FHLBank also continued to experience and expect limited overall credit risk exposure from offering Advances, making investments, and executing derivative transactions. Based on analysis of the FHLBank’s exposures and application of GAAP, no loss reserve was required for Advances and no investments were considered to be other-than-temporarily impaired in 2010. The FHLBank believes its policies and procedures related to credit underwriting, Advance collateral management, and transactions with investment and derivative counterparties continue to mitigate these risks.

Although a provision for credit losses in the Mortgage Purchase Program was established in 2010, the FHLBank believes that credit risk in the mortgage loan portfolio will remain moderate. However, further material reductions in home prices and sustained elevated levels of unemployment could increase credit losses experienced in the portfolio.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio at December 31, 2010 was 4.92 percent, while the regulatory capital-to-assets ratio was 5.43 percent. Both rates were well above the required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability under GAAP. Total GAAP capital increased $56 million, or two percent, during 2010. Regulatory capital decreased $264 million, or six percent, during 2010 due to the FHLBank’s repurchase of mandatorily redeemable capital stock.

Retained earnings were $438 million at December 31, 2010, an increase of $26 million (six percent) from year-end 2009. Retained earnings are well above the FHLBank’s assessment of the minimum amount considered to be needed to protect against impairment risk. The business and market environments were conducive to generating sufficient earnings to allow the FHLBank to continue paying stockholders a competitive dividend return in each quarter of 2010 while also increasing retained earnings.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 735 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,	Percent
	2010	2009	Change (2)
Total assets	$71,631	$71,387	—%
Advances (principal)	29,512	35,123	(16)
Mortgage loans held for portfolio (principal)	7,701	9,280	(17)
Total investments	33,314	24,193	38
Consolidated Obligations:
Discount Notes	35,003	23,187	51
Bonds	30,697	41,222	(26)

Total Consolidated Obligations	65,700	64,409	2

Mandatorily redeemable capital stock	357	676	(47)
Capital stock	3,092	3,063	1
Retained earnings	438	412	6
Total capital	3,523	3,467	2
Capital-to-assets ratio (GAAP)	4.92%	4.86%
Capital-to-assets ratio (Regulatory) (1)	5.43	5.81

OPERATING RESULTS

	Three Months Ended December 31,			Year Ended December 31,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
	2010	2009	Change (2)	2010	2009	Change (2)

Total interest income	$302	$347	(13)%	$1,254	$1,682	(25)%
Total interest expense	(219)	(273)	20	(979)	(1,295)	24

Net interest income	83	74	12	275	387	(29)

Provision for credit losses	(10)	—	NM	(13)	—	NM
Other income	4	13	(70)	20	38	(47)
Other expense	(17)	(20)	15	(56)	(59)	5
Assessments	(16)	(18)	10	(62)	(98)	37

Net income	$44	$49	(10)	$164	$268	(39)

Return on average equity	4.94%	5.11%		4.67%	6.38%
Return on average assets	0.25%	0.25%		0.24%	0.32%
Net interest margin	0.47%	0.38%		0.40%	0.46%
Annualized dividend rate	4.00%	4.50%		4.38%	4.63%
Average 3-month LIBOR	0.29%	0.27%		0.34%	0.69%

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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